EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-179937, 333-157785, 333-103451 and 333-125276 on Form S-3 and Registration Statement Nos. 333-183532, 333-126248, 333-58817, 333-50289 and 333-50205 on Form S-8 of our report dated February 15, 2013 appearing in this Annual Report on Form 10-K of Helix Energy Solutions Group, Inc. for the year ended December 31, 2013, relating to the financial statements of Deepwater Gateway, L.L.C. as of and for the years ended December 31, 2012 and 2011.

/s/ Deloitte & Touche LLP

Houston, Texas
February 21, 2014